Delek US Holdings Reports First Quarter 2017 Results

•Alon transaction expected to close on July 1

•	Financial flexibility with approximately $591 million of cash at March 31, 2017

•	Access to the Permian Basin benefiting operations as crude oil production increases

BRENTWOOD, Tenn.-- May 8, 2017 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its first quarter ended March 31, 2017. Delek US reported first quarter net income of $11.2 million, or $0.18 per diluted share, versus a net loss of $(29.2) million, or $(0.47) per basic share, for the quarter ended March 31, 2016. On an adjusted basis Delek US reported net income of $10.1 million, or $0.16 per diluted share for the quarter ended March 31, 2017, compared to a net loss of $(53.4) million, or $(0.86) per basic share on an adjusted basis in the prior year period. Reconciliations of GAAP net income (loss) to adjusted net income (loss) are included in the financial tables attached to this release.

On a year-over-year basis during the first quarter, improved results were driven by an increase in performance in the refining segment primarily due to a higher Gulf Coast 5-3-2 crack spread and a lower RINs price environment that benefited netbacks across terminals in the wholesale channel, combined with the benefit from a RINs waiver for 2016 at the El Dorado refinery. This waiver resulted in a positive effect on pre-tax income of approximately $47.5 million, or $0.46 per share after tax. Also, both operating and general and administrative expenses declined on a year-over-year basis.

These improvements on a year-over-year basis were partially offset by sixteen days of planned downtime for a turnaround at the Tyler, Texas refinery. As a result of this work the expected time between turnarounds at the Tyler refinery can be extended into 2021 from the previous planned 2020 turnaround. Also, there was a lower benefit from the combination of contango and the WTI Midland-Cushing differential on a year-over-year basis and, during the first quarter 2016, a low crude oil price environment benefited residual product margins, including asphalt, as compared to the pricing environment in the first quarter 2017.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "Late in the first quarter, we experienced improving market conditions as the Gulf Coast 5-3-2 crack spread increased and Midland sourced crude moved to a discount to Cushing as we entered the second quarter. The improving drilling activity and crude oil production in the Permian Basin has several positive effects on our operations. There is the potential for our refining operations to benefit from a widening discount of Permian sourced crude to Cushing and improved economics for crude gathering as crude oil production rises. Our logistics segment has the potential to benefit through its west Texas wholesale business and the Paline Pipeline where volume should improve as wider crude discounts support shipping economics on that pipeline."

Yemin concluded, "We remain focused on creating long-term shareholder value as we take the next step in the growth of Delek US. We were pleased with Alon's first quarter results and the transaction to acquire the remaining outstanding common stock of Alon that Delek US does not already own is moving forward. As part of the process we received FTC clearance in April and, based on current plans subject to regulatory and shareholder approval, we expect to close on or about July 1. The combined refining company will have approximately 300,000 barrels per day of crude throughput capacity and current logistical access to approximately 200,000 barrels per day of Permian Basin sourced crude. If successful we expect to create approximately $95 million of annual synergies beginning in 2018 and should be able to unlock approximately $78 million of logistics EBITDA through future potential dropdowns to Delek Logistics from this transaction."

Alon Investment Update
On January 3, 2017, Delek US announced that it had reached a definitive agreement, subject to customary closing conditions, including regulatory and shareholder approvals, under which Delek US will acquire all of the outstanding shares of Alon USA Energy, Inc. (NYSE: ALJ) ("Alon") common stock which Delek US does not already own in an all-stock transaction. Delek US currently owns approximately 33.7 million shares of common stock of Alon. Under terms of the agreement, the owners of the remaining outstanding shares in Alon will receive a fixed exchange ratio of 0.5040 Delek US shares for each share of Alon. This transaction is subject to approval of both Delek US' and Alon's shareholders.

At March 31, 2017, Delek US owned approximately 47 percent of the outstanding stock of Alon, which was acquired in May 2015. The income from the equity investment in Alon was $2.8 million in the first quarter 2017 compared to a loss of $(17.8) million in the first quarter 2016.

Regular Quarterly Dividend
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on May 23, 2017 will receive this cash dividend payable on June 2, 2017.

Liquidity
As of March 31, 2017, Delek US had a cash balance of $591.4 million and total consolidated debt of $824.9 million, resulting in net debt of $233.5 million. As of March 31, 2017, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had $392.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $591.4 million in cash and $432.9 million of debt, or a $158.5 million net cash position.

Refining Segment
Refining segment contribution margin was $64.4 million in the first quarter 2017 compared to $23.5 million in the first quarter 2016. Contribution margin in the first quarter 2017 included approximately $47.5 million benefit from the RINs waiver and the first quarter 2016 contribution margin included a $42.4 million benefit from business interruption insurance proceeds. On a year-over-year basis, several factors affected performance at the refineries. First, the Gulf Coast 5-3-2 crack spread increased to $10.50 per barrel for the first quarter 2017, compared to $7.68 per barrel for the same period in 2016. Second, a declining RINs price environment had an indirect effect of improved netbacks across the wholesale system and it also had a direct effect of lower RINs expense. Third, there was an inventory benefit of $2.8 million in the first quarter 2017 compared to a charge of $12.3 million in the prior year period. Finally, the first quarter 2017 included a net hedging loss of $(0.8) million compared to a $(7.6) million hedging loss in the prior year period.

In the first quarter 2017, operating expenses in the refining segment decreased to $50.8 million from $58.3 million in the prior year period. The decrease at both refineries was primarily due to lower outside services, general liability expense and maintenance.

These factors were partially offset by sixteen days of planned downtime for a turnaround at the Tyler, Texas refinery during the first quarter 2017. Also, during the first quarter 2016, refining performance benefited from a low crude oil price environment, as it improved results of residual products, including asphalt, as compared to the first quarter 2017.

The Midland WTI crude differential to Cushing WTI averaged a $0.53 per barrel premium in first quarter 2017 compared to an average premium of $0.14 per barrel in the first quarter 2016. In addition, contango in the oil futures market decreased to $1.00 per barrel in the first quarter 2017, compared to contango of $1.80 per barrel in the first quarter 2016. On a year-over-year basis, while the combination of the Midland premium and contango still reduced the average crude oil price per barrel in the first quarter 2017, the benefit declined by $1.19 per barrel compared to the first quarter 2016. This decline in benefit year-over-year reduced margins at both refineries, but has a larger effect at the Tyler refinery due to its crude slate being predominately Midland based.

In March 2017, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2016 calendar year. This waiver resulted in approximately $47.5 million of RINs expense reduction, based on an aggregated average price of $0.451 per RIN.

See the table below for a summary of certain information by refinery impacting our refining segment operations:

	Tyler, Texas		El Dorado, Arkansas
Refinery Operating Highlights	Three Months Ended March 31,		Three Months Ended March 31,
	2017	2016	2017	2016
Contribution Margin, $ in millions	$2.6	$4.5	$61.2	$19.0

Crude Throughput, bpd	57,098	63,504	73,203	72,619
Total Throughput, bpd	63,387	68,253	75,577	77,086
Total Sales Volume, bpd	64,324	72,320	83,590	79,554

Refining Margin, $/bbl sold	$4.67	$4.93	$11.45	$0.77
Adjusted Refining Margin, $/bbl sold (1)	$4.92	$5.17	$4.67	$3.31

Direct Operating Expense, $ in millions	$24.5	$27.9	$24.9	$29.0
Direct Operating Expense, $/bbl sold	$4.23	$4.24	$3.31	$4.00
(1) Reconciliations of refining margin and adjusted refining margin are included in the attached tables.

Logistics Segment

Delek US and its affiliates beneficially own approximately 63 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the non-controlling interests are made on a consolidated basis.
On a year-over-year basis, segment contribution margin in the first quarter 2017 decreased to $26.6 million compared to $26.8 million in the first quarter 2016. Improved performance in the wholesale marketing and terminalling segment led by a higher gross margin per barrel in west Texas were the primary factors partially offsetting the effect of lower volume in the SALA Gathering System and reduced performance from the Paline Pipeline on a year-over-year basis.

First Quarter 2017 Results | Conference Call Information
Delek US will hold a conference call to discuss its first quarter 2017 results on Monday, May 8, 2017 at 4:30 p.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 8, 2017 by dialing (855) 859-2056, passcode 8264071. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) first quarter earnings conference call that will be held on Monday, May 8, 2017 at 4:00 p.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining and logistics. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. Delek US Holdings, Inc. currently owns approximately 47 percent of the outstanding common stock of Alon USA Energy, Inc. (NYSE: ALJ).

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties related to the expected timing and likelihood of completion of the proposed merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Delek US may not approve the issuance of new shares of common stock in the merger or that stockholders of Alon may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Delek US' common stock or Alon's common stock, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Delek US and Alon to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, uncertainty related to timing and amount of future share repurchases and dividend payments, risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks contained in Delek US’ , Delek Logistics’ and Alon's filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

No Offer or Solicitation
This communication contains discussion related to a proposed business combination between Delek US and Alon. This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between Delek US and Alon. In connection with the proposed transaction, Delek US and/or Alon may file one or more proxy statements, registration statements, proxy statement/prospectuses or other documents with the SEC. This communication is not a substitute for the proxy statement, registration statement, proxy statement/prospectus or any other documents that Delek US or Alon may file with the SEC or send to stockholders in connection with the proposed transaction. STOCKHOLDERS OF DELEK US AND ALON ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT(S), REGISTRATION STATEMENT(S) AND/OR PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) (if and when available) will be mailed to stockholders of Delek US and/or Alon, as applicable. Investors and security holders will be able to obtain copies of these documents, including the proxy statement/prospectus, and other documents filed with the SEC (when available) free of charge at the SEC's website, http://www.sec.gov. Copies of documents filed with the SEC by Delek US will be made available free of charge on Delek US’ website at http://www.delekus.com or by contacting Delek US’ Investor Relations Department by phone at 615-435-1366. Copies of documents filed with the SEC by Alon will be made available free of charge on Alon's website at http://www.alonusa.com or by contacting Alon's Investor Relations Department by phone at 972-367-3808.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income (loss) and adjusted net income (loss) per share. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss and adjusted net income or loss per share should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss and adjusted net income or loss per share may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31, 2017	December 31, 2016
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$591.4	$689.2
Accounts receivable	325.8	265.9
Accounts receivable from related party	1.5	0.1
Inventories, net of inventory valuation reserves	397.4	392.4
Other current assets	51.2	49.3
Total current assets	1,367.3	1,396.9
Property, plant and equipment:
Property, plant and equipment	1,602.7	1,587.6
Less: accumulated depreciation	(512.9)	(484.3)
Property, plant and equipment, net	1,089.8	1,103.3
Goodwill	12.2	12.2
Other intangibles, net	26.3	26.7
Equity method investments	360.0	360.0
Other non-current assets	102.4	80.7
Total assets	$2,958.0	$2,979.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$503.6	$494.6
Accounts payable to related party	2.9	1.8
Current portion of long-term debt	84.4	84.4
Obligation under Supply and Offtake Agreement	130.2	124.6
Accrued expenses and other current liabilities	197.8	229.8
Total current liabilities	918.9	935.2
Non-current liabilities:
Long-term debt, net of current portion	740.5	748.5
Environmental liabilities, net of current portion	6.0	6.2
Asset retirement obligations	5.3	5.2
Deferred tax liabilities	75.7	76.2
Other non-current liabilities	29.2	26.0
Total non-current liabilities	856.7	862.1
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 67,224,463 shares and 67,150,352 shares issued at March 31, 2017 and December 31, 2016, respectively	0.7	0.7
Additional paid-in capital	653.6	650.5
Accumulated other comprehensive loss	(19.5)	(20.8)
Treasury stock, 5,195,791 shares, at cost, as of both March 31, 2017 and December 31, 2016	(160.8)	(160.8)
Retained earnings	523.9	522.3
Non-controlling interest in subsidiaries	184.5	190.6
Total stockholders’ equity	1,182.4	1,182.5
Total liabilities and stockholders’ equity	$2,958.0	$2,979.8

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,

	2017	2016
	(In millions, except share and per share data)
Net sales	$1,182.2	$886.1
Operating costs and expenses:
Cost of goods sold	1,035.7	815.8
Operating expenses	61.2	69.0
Insurance proceeds — business interruption	—	(42.4)
General and administrative expenses	26.5	29.0
Depreciation and amortization	29.0	28.3
Total operating costs and expenses	1,152.4	899.7
Operating income (loss)	29.8	(13.6)
Interest expense	13.6	13.2
Interest income	(1.0)	(0.3)
(Income) loss from equity method investments	(3.1)	18.0
Other expense, net	—	0.6
Total non-operating expenses, net	9.5	31.5
Income (loss) from continuing operations before income tax expense (benefit)	20.3	(45.1)
Income tax expense (benefit)	5.0	(23.6)
Income (loss) from continuing operations	15.3	(21.5)
Discontinued operations:
Loss from discontinued operations	—	(3.9)
Income tax benefit	—	(1.5)
Loss from discontinued operations, net of tax	—	(2.4)
Net income (loss)	15.3	(23.9)
Net income attributed to non-controlling interest	4.1	5.3
Net income (loss) attributable to Delek	$11.2	$(29.2)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.18	$(0.43)
Loss from discontinued operations	$—	$(0.04)
Total basic earnings (loss) per share	$0.18	$(0.47)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.18	$(0.43)
Loss from discontinued operations	$—	$(0.04)
Total diluted earnings (loss) per share	$0.18	$(0.47)
Weighted average common shares outstanding:
Basic	61,978,072	62,132,007
Diluted	62,589,210	62,132,007
Dividends declared per common share outstanding	$0.15	$0.15

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2017	2016
Cash Flow Data	(Unaudited)
Operating activities	$(42.1)	$71.9
Investing activities	(20.7)	(34.2)
Financing activities	(35.0)	10.0
Net (decrease) increase	$(97.8)	$47.7

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended March 31, 2017
	Refining	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,090.5	$92.9	$(1.2)	$1,182.2
Intercompany fees and sales	9.0	36.6	(45.6)	—
Operating costs and expenses:
Cost of goods sold	984.3	92.6	(41.2)	1,035.7
Operating expenses	50.8	10.3	0.1	61.2
Segment contribution margin	$64.4	$26.6	$(5.7)	85.3
General and administrative expenses				26.5
Depreciation and amortization				29.0
Operating income				$29.8
Total assets	$1,994.1	$413.6	$550.3	$2,958.0
Capital spending (excluding business combinations)	$10.8	$2.8	$1.6	$15.2

	Three Months Ended March 31, 2016
	Refining	Logistics	Corporate, Other and Eliminations (4)	Consolidated
Net sales (excluding intercompany fees and sales)	$735.9	$67.7	$0.5	$804.1
Intercompany fees and sales (1)	91.4	36.4	(45.8)	82.0
Operating costs and expenses:
Cost of goods sold	787.9	66.8	(38.9)	815.8
Operating expenses	58.3	10.5	0.2	69.0
Insurance proceeds - business interruption	(42.4)	—	—	(42.4)
Segment contribution margin	$23.5	$26.8	$(6.6)	43.7
General and administrative expenses				29.0
Depreciation and amortization				28.3
Operating loss				$(13.6)
Total assets (2)	$1,937.9	$379.2	$979.7	$3,296.8
Capital spending (excluding business combinations) (3)	$3.3	$1.1	$2.1	$6.5

(1)
Intercompany fees and sales for the refining segment include revenues of $82.0 million during the three months ended March 31, 2016 to the Retail Entities, the operations of which are reported in discontinued operations.

(2)	Assets held for sale of $463.8 million are included in the corporate, other and eliminations segment as of March 31, 2016.

(3)	Capital spending excludes capital spending associated with the Retail Entities of $3.4 million during the three months ended March 31, 2016.

(4)
The corporate, other and eliminations segment operating results for the three months ended March 31, 2016 have been restated to reflect the reclassification of the Retail Entities to discontinued operations.

Refining Segment	Three Months Ended March 31,
	2017	2016
Tyler Refinery	(Unaudited)
Days in period	90	91
Total sales volume (average barrels per day)(1)	64,324	72,320
Products manufactured (average barrels per day):
Gasoline	34,050	36,606
Diesel/Jet	24,690	27,842
Petrochemicals, LPG, NGLs	2,028	1,948
Other	1,547	1,483
Total production	62,315	67,879
Throughput (average barrels per day):
Crude oil	57,098	63,504
Other feedstocks	6,289	4,749
Total throughput	63,387	68,253
Per barrel of sales:
Tyler refining margin	$4.67	$4.93
Direct operating expenses	$4.23	$4.24

El Dorado Refinery
Days in period	90	91
Total sales volume (average barrels per day)(2)	83,590	79,554
Products manufactured (average barrels per day):
Gasoline	39,876	42,958
Diesel	26,085	26,773
Petrochemicals, LPG, NGLs	1,655	746
Asphalt	6,060	4,036
Other	989	892
Total production	74,665	75,405
Throughput (average barrels per day):
Crude oil	73,203	72,619
Other feedstocks	2,374	4,467
Total throughput	75,577	77,086
Per barrel of sales:
El Dorado refining margin	$11.45	$0.77
Direct operating expenses	$3.31	$4.00

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$51.94	$33.73
WTI — Midland crude oil (per barrel)	$51.71	$33.56
US Gulf Coast 5-3-2 crack spread (per barrel)	$10.50	$7.68
US Gulf Coast Unleaded Gasoline (per gallon)	$1.51	$1.04
Ultra low sulfur diesel (per gallon)	$1.57	$1.03
Natural gas (per MMBTU)	$2.98	$1.96

(1)
Sales volume includes 943 bpd and 1,446 bpd sold to the logistics segment during the three months ended March 31, 2017 and 2016, respectively. Sales volume also includes sales of 8 bpd and 292 bpd of intermediate and finished products to the El Dorado refinery during the three months ended

March 31, 2017 and 2016, respectively. Sales volume excludes 6,430 bpd of wholesale activity during the three months ended March 31, 2017. There were no wholesale activities during the three months ended March 31, 2016.

(2)
Sales volume includes 1,052 bpd of produced finished product sold to the Tyler refinery during the three months ended March 31, 2017. There were no sales of produced finished product to the Tyler refinery during the three months ended March 31, 2016. Sales volume excludes 16,615 bpd and 24,719 bpd of wholesale activity during the three months ended March 31, 2017 and 2016, respectively.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (3)
$ in millions, except per share data
	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Tyler (4)
Reported refining margin, $ per barrel	$4.67	$4.93
Adjustments:
Net inventory valuation gain (charge)	0.47	(0.60)
Hedging loss	0.04	0.67
Other inventory (gain) loss	(0.26)	0.17

Adjusted refining margin $/bbl	$4.92	$5.17

El Dorado (5)
Reported refining margin, $ per barrel	$11.45	$0.77
Adjustments:
Net inventory valuation charge	0.03	0.04
Hedging loss	0.07	0.44
Other inventory (gain) loss	(0.57)	2.06
RIN waiver	(6.31)	—

Adjusted refining margin $/bbl	$4.67	$3.31

(3)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments, hedging (realized and unrealized) gains and losses, and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(4)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation gain (loss) - There was approximately $(2.7) million valuation loss and $4.0 million of valuation gain in the first quarter 2017 and 2016, respectively.
Hedging affect - A total hedging loss of $(0.2) million and $(4.4) million occurred in the first quarter 2017 and 2016, respectively.
Other inventory - A benefit of $1.5 million and a charge of $(1.1) million in the first quarter 2017 and 2016, respectively. These amounts consist of last-in-first-out inventory effect in the respective period.

(5)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation gain (loss) - There were $(0.2) million and $(0.3) million of valuation losses in the first quarter 2017 and 2016, respectively.
Hedging affect - The total hedging loss was $(0.5) million and $(3.2) million in the first quarter 2017 and 2016, respectively.
Other inventory - A benefit of $4.3 million and $(14.9) million charge in the first quarter 2017 and 2016, respectively. These amounts consist of first-in-first-out inventory effect in the respective period.
RIN waiver - In March 2017, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2016 calendar year. This waiver equated to approximately $47.5 million benefit recorded in cost of goods sold.

Logistics Segment	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	58,744	56,342
Refined products pipelines to Enterprise Systems	51,355	53,779
SALA Gathering System	16,531	19,001
East Texas Crude Logistics System	16,176	9,346
El Dorado Rail Offloading Rack	—	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(6)	63,396	66,414
West Texas marketing throughputs (average bpd)	14,467	14,370
West Texas marketing margin per barrel	$2.72	$0.53
Terminalling throughputs (average bpd)(7)	114,900	118,218

(6)	Excludes jet fuel and petroleum coke

(7)	Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas, North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended March 31,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	2017	2016
	(Unaudited)
Reported net income (loss) attributable to Delek	$11.2	$(29.2)

Adjustments(8)
Net inventory valuation loss (gain)	2.9	(3.6)
Tax effect of inventory valuation	(1.0)	1.3
Net after tax inventory valuation loss (gain)	1.9	(2.4)

Business interruption proceeds	—	(42.4)
Tax effect of business interruption proceeds	—	14.9
Net after tax business interruption proceeds	—	(27.5)

Unrealized hedging (gain) loss	(6.5)	8.6
Tax effect of unrealized hedging	2.4	(2.9)
Net after tax unrealized hedging (gain) loss	(4.1)	5.7

Transaction related expenses	1.8	—
Tax effect of transaction related expenses	(0.6)	—
Net after tax transaction related expenses	1.1	—

Total after tax adjustments	(1.1)	(24.2)

Adjusted net income (loss)	$10.1	$(53.4)

(8)
The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income (loss) in all periods.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended March 31,
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)	2017	2016
	(Unaudited)

Reported net income (loss) per share attributable to Delek	$0.18	$(0.47)

Adjustments, after tax (per share)(8)
Net inventory valuation loss (gain)	0.03	(0.04)
Business interruption proceeds	—	(0.44)
Unrealized hedging (gain) loss	(0.07)	0.09
Transaction related expenses	0.02	—

Total adjustments	(0.02)	(0.39)

Adjusted net income (loss) per share	$0.16	$(0.86)

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366